Exhibit 99.1

Contact Information:
Dan Hamilton
Director of Corporate Communications
Alternate Energy Holdings, Inc.
Tel: (208) 939-9311
Email: dan@aehipower.com

AEHI Elects Howard Butcher, IV to Board of Directors

BOISE, IDAHO - March 13, 2012: Alternate Energy Holdings, Inc. (OTC:AEHI.PK; www.aehipower.com) announced today that the company elected Howard Butcher IV to the Board of Directors.

Mr. Butcher is a private investor who was a general partner in the predecessor firm to Butcher & Company, Inc. Butcher & Company owned Butcher & Singer, Inc., which was the leading Philadelphia-based investment banking and brokerage firm headquartered in Pennsylvania prior to its merger in 1988 with WFS Financial.

He has 54 years of experience as an advisor or principal, in corporate finance, brokerage, venture capital and investment, corporate management, and asset management. A member of a family which has been active in protecting the environment, Butcher currently serves as secretary and a director of Butcher Energy, Inc., working in the wind, solar and other alternative energy businesses in addition to oil and gas exploration and development. Butcher Energy has completed one large wind farm and one sizeable solar installation and has others in its pipeline of projects. He believes that nuclear and natural gas are among the most promising solutions to the major future needs of this country and the world for new power generation facilities and the replacement of old ones. Mr. Butcher sees the interests of those who are keenly protective of the environment and those who support sensible energy solutions as sharing common objectives.

Mr. Butcher graduated from The Hill School and attended the University of Pennsylvania, of which he is a former Associate Trustee. He has served or serves on numerous boards of schools and colleges, cultural institutions, his church, and other charitable organizations.

"Having known and come to admire Don Gillispie, his vision, high energy, and highest level of personal and business integrity for five years now, not to mention his world class standing in the nuclear business around the globe, I consider it a great privilege to be asked to join the AEHI Board," said Butcher, "I believe the long term prospects for the company in making important contributions to assuring future energy security for America and around the world are real. I believe the potential benefits of AEHI's success in Idaho alone are major in terms of new and continuing good job creation for the state. Success of AEHI projects in Idaho could contribute substantially to improving the condition of its economy and the prosperity of its citizens. Gillispie and AEHI deserve every bit of support they can muster from those who live in this wonderful part of the world."

"I am very grateful to see Howard Butcher join the AEHI Board of Directors. His background in the world of finance and energy should prove invaluable. He has a tremendous reputation, which should enhance AEHI's credibility. Mr. Butcher is a very welcome addition to our board, which has been blessed with the addition of no less than three very distinguished new directors in the past year. The board is much more diverse now and I believe it will only enrich the background of this company and its potential in the nuclear industry," said Don Gillispie, AEHI President and CEO.

Mr. Butcher has been a paid consultant to Alternate Energy Holdings, Inc. since 2010, but the contract ended in February 2012.

He replaces Michael Sellman, who has been a member of the Board for the past three years. Mr. Sellman has been a highly valued Director and his presence will be missed on the Board.

About Alternate Energy Holdings, Inc. (http://www.aehipower.com) -- Alternate Energy Holdings develops and markets innovative carbon-free energy sources. The company is the nation's only publicly traded independent nuclear power plant developer seeking to build a new nuclear power plant; Idaho Energy Complex is the lead project. Other business units include Energy Neutral(R), which reduces energy demands for homes and businesses using primarily renewables (http://www.energyneutralinc.com) and Green World Water(TM), which markets nuclear desalination reactors primarily to developing countries for production of potable water, power generation and other suitable applications (http://www.greenworld-h2o.com).

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Alternative Energy Holdings', intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not raise sufficient money to fund the costs and expenses of the COLA application process, the risk that the company may experience delays in the COLA application process and the risk that the COLA application will not receive regulatory approval. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended December 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Alternate Energy Holdings, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.